Exhibit 1.2

PIMCO REIT, INC.

FORM OF PRIVATE PLACEMENT PURCHASE AGREEMENT

PRIVATE PLACEMENT PURCHASE AGREEMENT (this “Agreement”) made as of this [    ] day of [            ], 2011, by and between PIMCO REIT, Inc., a Maryland corporation (the “Company”), and [                    ] (the “Purchaser”).

WHEREAS, the Purchaser has a substantive, pre-existing relationship with the Company;

WHEREAS, the Company has filed a registration statement on Form S-11 (File No. 333-173321) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “SEC”) in connection with a proposed initial public offering (the “IPO”) of [            ] shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and

WHEREAS, concurrent with the consummation of the IPO, the Company desires to issue and sell, and the Purchaser desires to purchase, upon the terms and conditions set forth in this Agreement, [            ] shares of Common Stock (the “Private Placement Shares” and each, a “Private Placement Share”).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1. Sale and Purchase of Private Placement Shares. Subject to and concurrent with the consummation of the IPO, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company, at a purchase price per Private Placement Share equal to the public offering price per share of Common Stock sold in the IPO (the “Purchase Price”), the Private Placement Shares for an aggregate purchase price of [             ], subject to the terms and conditions set forth herein.

2. Closing. The closing of the purchase and sale of the Private Placement Shares hereunder (the “Closing”), including payment for and delivery of the Private Placement Shares, will take place at the offices of the Company or the Company’s legal counsel concurrently with, and shall be subject to, the completion of the IPO. At the Closing, the Company shall deliver to the Purchaser one or more certificates evidencing the Private Placement Shares, registered in the Purchaser’s or its designee’s name, upon the payment by the Purchaser of the Purchase Price multiplied by the number of Private Placement Shares in immediately available funds by wire transfer to an account designated by the Company.

3. Representations and Warranties of the Company. In connection with the issuance and sale of the Private Placement Shares, the Company hereby represents and warrants to the Purchaser the following:

3.1 The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland and the Company has all necessary corporate power and authority to enter into this Agreement and the Registration Rights Agreement (as defined below), and to consummate the transactions contemplated hereby and in the Registration Statement and to own or lease and operate its assets and carry on its business as described in the Registration Statement.

3.2 All corporate action necessary to be taken by the Company to authorize the execution, delivery and performance of this Agreement, the Registration Rights Agreement and all other agreements and instruments delivered by the Company in connection with the transactions contemplated hereby has been duly and validly taken and this Agreement has been duly executed and delivered by the Company. This Agreement constitutes the valid, binding and enforceable obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The issuance and sale by the Company of the Private Placement Shares does not conflict with its organizational documents or any material contract by which the Company or its property or assets is bound, or any federal or state laws or regulations or decree, ruling or judgment of any United States or state court applicable to the Company or its property or assets.

3.3 Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Private Placement Shares will be fully paid and non-assessable and the Purchaser will have good title to the Private Placement Shares free and clear of all liens, claims and encumbrances of any kind, other than transfer restrictions hereunder and under other agreements contemplated hereby.

3.4 The Company has a substantive, pre-existing relationship with the Purchaser and directly contacted the Purchaser or its agents outside of the IPO effort. The Company (i) did not identify or contact the Purchaser through the marketing of the IPO and (ii) was not independently contacted by the Purchaser as a result of the general solicitation by means of the Registration Statement.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

4.1 The Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser has accurately completed the Accredited Investor Questionnaire attached hereto as Exhibit A indicating the basis for such Purchaser’s accredited investor status.

4.2 The Private Placement Shares are being acquired for the Purchaser’s own account, only for investment purposes and not with a view to, or for resale in connection with, any public distribution or public offering thereof within the meaning of the Securities Act.

4.3 If an entity, the Purchaser has been duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. If a natural person, the Purchaser is at least 21 years old and is legally competent to execute, deliver and comply with the terms of this Agreement.

4.4 If an entity, all action necessary to be taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments delivered by the Purchaser in connection with the transactions contemplated hereby has been duly and validly taken. This Agreement has been duly executed and delivered by the Purchaser, and constitutes the valid, binding and enforceable obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The purchase by the Purchaser of the Private Placement Shares does not conflict with its organizational documents (if an entity) or any material contract by which the Purchaser or its property or assets is bound, or any federal or state laws or regulations or decree, ruling or judgment of any United States or state court applicable to the Purchaser or its property or assets.

4.5 The Purchaser understands and acknowledges that (i) the offering of the Private Placement Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of the Private Placement Shares is exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D thereof and exempt from registration pursuant to applicable state securities or blue sky laws and, therefore, the Private Placement Shares will be characterized as “restricted securities” under the Securities Act and such laws and may not be sold unless the Private Placement Shares are subsequently registered under the Securities Act and qualified under state law or unless an exemption from such registration and such qualification is available.

4.6 The Purchaser has a substantive, pre-existing relationship with the Company and was directly contacted by the Company or the Company’s agents outside of the IPO effort. The Purchaser (i) was not identified or contacted through the marketing of the IPO and (ii) did not independently contact the Company as a result of the general solicitation by means of the Registration Statement.

4.7 The Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Purchaser’s prospective investment in the Private Placement Shares; (ii) has the ability to bear the economic risks of the Purchaser’s prospective investment; and (iii) has not been offered the Private Placement Shares by any form of advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium; or broadcast over television or radio; or any seminar or meeting whose attendees have been invited by any such medium. The Purchaser (i) has been furnished with the materials relating to the business, operations, financial condition, assets and liabilities of the Company and other matters relevant to the Purchaser’s investment in the Private Placement Shares, which have been requested by the Purchaser and (ii) the Purchaser has had adequate opportunity to ask questions of, and receive answers from, the officers, employees, agents, accountants and representatives of the Company concerning the business, operations, financial condition, assets and liabilities of the Company and all other matters relevant to the Purchaser’s investment in the Private Placement Shares.

4.8 The Purchaser has not incurred any liability for any finder’s fees or similar payments in connection with the transactions herein contemplated.

4.9 The Purchaser will have available at the Closing sufficient funds to acquire the Private Placement Shares to be purchased by the Purchaser pursuant to this Agreement.

5. Conditions to Closing.

5.1 Mutual Conditions. The obligations of the Company and the Purchaser under this Agreement to consummate the purchase and sale of the Private Placement Shares contemplated hereby are subject to the following conditions: (a) the completion of the IPO, (b) the absence of any order, decree, judgment or injunction of a court of competent jurisdiction or other governmental or regulatory authority precluding the consummation of the purchase and sale of the Private Placement Shares contemplated hereby, and (c) there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to, the purchase and sale of the Private Placement Shares contemplated hereby by any court, governmental agency or regulatory or administrative authority that makes consummation of such transactions illegal.

5.2 Conditions to the Obligations of the Company. The obligations of the Company under this Agreement to consummate the purchase and sale of the Private Placement Shares contemplated hereby are subject to the fulfillment (or waiver by the Company) of the conditions that (a) the representations and warranties of the Purchaser contained in or made pursuant to this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true and accurate, and (b) the Purchaser shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement to be performed or complied with by it prior to or at the Closing.

5.3 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser under this Agreement to consummate the purchase and sale of the Private Placement Shares contemplated hereby are subject to the fulfillment (or waiver in writing by the Purchaser) of the conditions that (a) all representations and warranties of the Company shall be deemed to have been made again at and as of the Closing and shall then be true and accurate, and (b) the Company shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement to be performed or complied with by it prior to or at the Closing.

6. Restriction on Sale of Private Placement Shares. Until 12 months from the date of this Agreement, the Purchaser will not, without the prior written consent of the Company, directly or indirectly, sell, offer, dispose of, hedge or enter into any transaction that is designed to, or might reasonably be expected to result in the disposition of, any Private Placement Shares. Notwithstanding the foregoing, the foregoing shall not apply to: (1) transfers to limited partners, members or stockholders, or other equity owners of the Purchaser (if an entity), and (2) bona fide gifts; provided, however, that in the case of any transfer, it shall be a pre-condition to such transfer that the transferee or donee has agreed in writing with the Company to be bound by the terms of this Agreement.

7. Registration Rights Agreement; Legal Opinion. As a further inducement for the Purchaser to purchase the Private Placement Shares, at the time of the completion of the IPO, the Company and the Purchaser shall enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form of Exhibit B hereto, pursuant to which the Company will grant certain registration rights to the Purchaser relating to the Private Placement Shares.

8. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the parties may not assign this Agreement or their obligations hereunder.

9. Termination. This Agreement shall be terminated prior to the consummation of the transactions contemplated hereby if, prior to the consummation of the IPO, the underwriting agreement to be entered into by and between the Company and the underwriters named therein on the date hereof, a copy of which is attached hereto as Exhibit C, is terminated pursuant to its terms. In the event of any termination of this Agreement, this Agreement shall become void and have no effect, without any liability to any person in respect hereof on the part of any party hereto, except for any liability resulting from such party’s breach of this Agreement prior to such termination.

10. Amendments. This Agreement may not be amended, modified or waived, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

11. Counterparts; Facsimile/PDF. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission or PDF, and any such executed facsimile copy or PDF shall be treated as an original.

12. Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of California. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of California or the United States District Court for the Central District of

California, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. The parties hereby waive any objection to such exclusive jurisdiction and agree not to plead or claim that such courts represent an inconvenient forum.

13. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

14. Legends. Each certificate, if any, representing the Private Placement Shares shall be endorsed with the following legend or a substantially similar legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and are “restricted securities” as defined in Rule 144 promulgated under the Securities Act of 1933, as amended. The securities may not be sold or offered for sale or otherwise distributed except (i) in conjunction with an effective registration statement for the shares under the Securities Act of 1933, as amended, or (ii) pursuant to an opinion of counsel, satisfactory to the company, that such registration or compliance is not required as to said sale, offer, or distribution. The securities represented by this certificate are subject to the terms and conditions of the Private Placement Purchase Agreement, dated as of [            ], 2011, by and between PIMCO REIT, Inc. and [    ].”

15. Severability. In case any provision of this Agreement shall be found by a court of law to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

16. Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and they supersede, merge, and render void every other prior written and/or oral understanding or agreement among or between the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PIMCO REIT, INC.

By:
Name:
Title:

[ ]

By:
Name:
Title:

Private Placement Purchase Agreement

[Signature Page to PIMCO REIT, Inc., Private Placement Purchase Agreement]

EXHIBIT A

ACCREDITED INVESTOR QUESTIONNAIRE

ACCREDITED INVESTOR STATUS FOR ENTITIES AND INDIVIDUALS

(PLEASE CHECK THE APPLICABLE BOXES):

1. ☐	A bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) acting in its individual or fiduciary capacity; a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; an insurance company as defined in section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940, as amended, or a business development company as defined in Section 2(a)(48) of the Securities Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (i) the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser, or (ii) the employee benefit plan has total assets over $5,000,000, or (iii) the employee benefit plan is self directed and its investment decisions are made solely by persons that are accredited investors (within the meaning of Rule 501(a) under the Securities Act); a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, and such plan has assets in excess of $5,000,000.

2. ☐	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended.

3. ☐	An organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the Private Placement Shares, with total assets in excess of $5,000,000.

4. ☐	A trust with total assets in excess of $5,000,000, that was not formed for the specific purpose of purchasing the Private Placement Shares and whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii).

5. ☐	An entity in which all of the equity owners are accredited investors (within the meaning of Rule 501(a) under the Securities Act).

6. ☐	Investor is a director or executive officer of the Company.

[Exhibit A – Accredited Investor Questionnaire]

7. ☐	Investor is a natural person whose individual net worth, or joint net worth with Investor’s spouse, exceeds $1,000,000 (excluding the value of the primary residence of such natural person).

8. ☐	Investor is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with Investor’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

[Exhibit A – Accredited Investor Questionnaire]

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

[Exhibit B – Form of Registration Rights Agreement]

EXHIBIT C

UNDERWRITING AGREEMENT

[Exhibit C – Underwriting Agreement]